UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by:

Registrant
X	Party other than the Registrant

Check the appropriate box:

X	Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Adair International Oil and Gas, Inc.
(Name of Registrant as Specified In Its Charter)

SCORE Group, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X	No fee required
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applied: 150,000,000

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Does Not Apply

4) Proposed maximum aggregate value of transaction: Does Not Apply

5) Total fee paid: No Fee Required

Fee paid previously with preliminary materials.
Fee paid previously with preliminary materials. Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: Does Not Apply

2) Form, Schedule or Registration Statement No.: Does Not Apply

3) Filing Party: Does Not Apply

4) Date Filed: Does Not Apply

Friday July 12, 2002

Press Release

SOURCE: SCORE GROUP, INC.

ISS RECOMMENDS VOTE FOR SCORE NOMINEES

HOUSTON, July 12 /PRNewswire/ -- Shareholders Committed TO Restoring Equity, ("SCORE") Group, Inc. announced today that Institutional Shareholder Services, ("ISS") has issued a Proxy Alert to their institutional clients recommending votes FOR the SCORE Nominees for the Board of Directors of Adair International Oil and Gas, Inc. (OTCBB:AIGI).

Institutional Shareholder Services (http://www.issproxy.com) is the leading provider of proxy voting and corporate governance services, serving more than 950 clients worldwide. ISS analysts research and recommend votes for 20,000 shareholder meetings each year, providing a Corporate Governance Quotient (CGQ), which appears on the front page of each ISS proxy analysis. "Today, more than ever, investors are concerned about the quality of corporate governance and how it might affect portfolio performance," said Jamie Heard, ISS Chief Executive Officer. "We believe that this widespread view that 'governance matters' necessitates the creation of metrics that allow investment managers to quickly and accurately identify the relative performance of companies vis a vis their governance structures."

In their Proxy Alert issued to institutional clients on July 10, ISS states, "We recommend that shareholders vote FOR the dissident slate (SCORE Group Nominees) using the GOLD Proxy card." And they also state, "…we conclude that a change in the (AIGI) board is clearly overdue. The SCORE slate has appropriate qualifications in accounting, law and, in Mr. Boyce's case, past employment with the company, and will provide much-needed independent oversight of management. The dissidents also have a credible business plan for improving the company's financial prospects."

In their proprietary analysis, ISS discusses in more detail the issues surrounding the proxy contest and offers the following comments, "…this is a company that is clearly financially troubled and governance impaired. Since 1997, the company has incurred net operating losses, has had insufficient or negative working capital, and has been cited in past auditor's opinions as a going concern risk (the company notably has had four auditors since 1997). And, irrespective of management's rationalizations, the share price has been in a downslide since hitting $3.00 level highs in early 2000 and has now reached penny stock levels. Along with dilutive share issuances, often to pay for salaries and other expenses, this has resulted in the loss of over $187 million in market value."

ISS also states: "Management's response appears to be a shifting of business focus away from foreign exploration (which requires upfront expenditures that "the company at present is not ready for") towards the development of domestic natural gas-fired power projects. To this end, management's new board nominee, Mr. Eftekhar, is expected to bring expertise to the company through his relationships with geologists and petroleum engineers. …While this is commendable, we believe that this is a too little/too late initiative on the part of management to add some semblance of independence to the board.

The SCORE Group, Inc. is a Texas non-profit corporation, organized by concerned AIGI shareholders that are calling for the election of a new AIGI Board of Directors to install good corporate governance and implement new business strategies for the Corporation. SCORE is seeking shareholder proxies to elect its Board of Director nominees at the AIGI annual shareholders meeting scheduled on Friday, July 26, 2002. The meeting will be held at 9 am local time in the Chase Center Auditorium, 601 Travis, Houston, Texas 77002.

AIGI shareholders with Internet access should refer to the website www.TruthAboutAIGI.com to receive more information. Shareholders without Internet access should call N.S. Taylor & Associates toll free at 1-866-470-3800 to receive more information.

This press release includes certain forward-looking statements. The forward-looking statements reflect the SCORE Group's beliefs, expectations, objectives, and goals with respect to future events and financial performance. They are based on assumptions and estimates, which they believe are reasonable. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, legal decisions, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 21E of the Securities and Exchange Act of 1934, as amended.

The SCORE Group Proxy Statement contains important information for consideration by the AIGI shareholders. If you are a security holder, please read the Proxy Statement which is available from the SEC website www.sec.gov before taking any action with respect to the proposals presented therein.

SOURCE: SCORE GROUP, INC. - contact Richard G. Boyce toll free 1-866-726-7477